FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

August 19, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is August 19, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports the addition of three new members to the team, and grants incentive stock options.

Item 5.	Full Description of Material Change

The Issuer reports the addition of two key members of the Livengood project development team.  Keith Malone has accepted the position of Manager of Technical Services and Richard Moses has agreed to come on as Livengood Site Manager.  Both Keith and Richard will report to Karl Hanneman, the Livengood Project General Manager.  In addition, Shirley Zhou has become a consultant to the Issuer and will be the Manager of Corporate Communications.

Mr. Malone has 28 years of experience in mine management, most recently as Mine Superintendent with Sumitomo group at the Pogo mine, Alaska’s second largest gold mine located 150 kilometres southeast of Fairbanks, Alaska.  Mr. Malone has been with the Pogo project for the past 6 years during its planning, construction and operation and has extensive experience in the mining and processing side of project development.  Prior to his involvement with the Pogo project, Mr. Malone worked for 5 years as Mill Superintendent for Teck Resources at the Red Dog mine in western Alaska.

Mr. Moses has 36 years of exploration and project management experience, most recently as the project manager for Altynalmas Gold on the Bakyrchik deposit in Kazakhstan.  Prior to this, Richard worked in Alaska as project manager on various other projects including Pebble and Donlin Creek.  Mr. Moses has extensive experience managing large drilling and development programs, particularly in Alaska.

Ms. Zhou has worked as a corporate communications professional for the past 7 years, and has combined experience in investor/public relations, corporate communications, strategic marketing, client services, sales and journalism.  Most recently, she held the role of Corporate Communications Manager for Silvercorp Metals Inc. for two years.  Prior to that, she has held the position of Corporate Communications and Investor Relations for several publicly traded resource companies focused on silver, uranium, base metals and potash exploration since 2005.

Grant of Incentive Stock Options

The Issuer also announces that, pursuant to its 2006 Incentive Stock Option Plan, it has granted its employees, directors and contractors incentive stock options to purchase 1,495,000 common shares in the capital stock of the Issuer.  The options are exercisable on or before August 20, 2012 at a price of CAD 6.57 per share.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a production decision, or any subsequent production, at the Livengood project, business and financing plans and business trends, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and the Issuer’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

August 23, 2010